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                            SNOW BECKER KRAUSS P.C.
                               605 THIRD AVENUE,
                         New York, New York 10158-0125



                                                               January 15, 1999


Integrated Surgical Systems, Inc.
1850 Research Park Drive
Davis, California 95616-4884

               RE:     REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

               We have acted as counsel to Integrated Surgical Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes (i) options to purchase 850,000 shares of Common Stock, par value $.01 per share ("Common Stock") authorized to be granted pursuant to the Company's 1998 Stock Option Plan (the "1998 Option Plan"); (ii) interests to purchase 300,000 shares of Common Stock authorized to be issued pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), (iii) 417,502 shares of Common Stock issuable upon the exercise of stock options previously granted pursuant to the 1998 Option Plan;(iv) 432,498 shares of Common Stock issuable upon the exercise of stock options authorized and available for future grant under the 1998 Option Plan and
(v) 300,000 shares of Common Stock purchasable pursuant to the Purchase Plan.

               As counsel to the Company, we have examined the Company's Restated Certificate of Incorporation, as amended, By-laws, records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

               Based on the foregoing, we are of the opinion that:

               1. The Company has been duly organized, is validly existing and in good standing under the laws of the State of Delaware.

               2. The stock options issuable under the 1998 Option Plan and the interests in the Purchase Plan have been duly authorized by the Board of Directors of the Company.

               3. The shares of Common Stock issuable upon exercise of the stock options granted pursuant to the 1998 Option Plan and the shares of Common Stock purchasable pursuant to the Purchase Plan have been duly authorized and reserved for issuance, and when duly issued and paid for in accordance with the stock option agreements between the Company and the individuals granted options pursuant to the
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Integrated Surgical Systems, Inc.
January 15, 1999
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               1998 Option Plan or purchased in accordance with the terms and subject to the conditions set forth in the Purchase Plan, as the case may be, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the resale prospectus filed with the Registration Statement.

                                Very truly yours,

                                /s/ Snow Becker Krauss P.C.
                                ---------------------------
                                SNOW BECKER KRAUSS P.C.